As filed with the Securities and Exchange Commission on October 9, 2001

Registration No. 333- _________

SECURITIES AND EXCHANGE COMMISSION

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MRV COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3577/3674	06-1340090
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20415 Nordhoff Street
Chatsworth, California 91311
(818) 773-0900
(818) 773-0906 (Fax)
(Address of Principal Executive Offices)

2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc.
(Full Title of the Plan)

Noam Lotan
President and Chief Executive Officer
20415 Nordhoff Street
Chatsworth, California 91311
(818) 773-0900
(818) 773-0906 (Fax)
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark A. Klein, Esq.
Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd., Seventh Floor
Los Angeles, CA 90068
Telephone: (310) 552-5000
Facsimile: (310) 552-5001

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0017 par value	404,866	$3.00(1)	$1,214,598(1)	$303.65
Common Stock, $.0017 par value	80,666	$2.98(2)	$240,384.68(2)	$60.10
Total	485,532 shares	—	$1,454,982.68	$363.75

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h)(1).

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (c) based on the average between the high and low prices on The Nasdaq National Market on October 3, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on April 17, 2001;

(b)	Registrant’s Quarterly Report on form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 15, 2001 and Registrant’s Quarterly Report on from 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 16, 2001;

(c)	Registrant’s Current Reports on Form 8-K filed with the SEC on May 25, 2001, July 11, 2001 July 31, 2001, September 17, 2001 and October 1, 2001;

(d)	The description of the Common Stock contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on June 8, 1992, as amended by its Form 8-A/A filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article 8 of the Registrant’s Certificate of Incorporation and Article IX of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Numbers

4.1	2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc.

4.2	Form of Stock Option Agreement for the 2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc.

5	Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered.

23.1	Consent of Arthur Andersen LLP, Los Angeles.

23.2	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on this 8th day of October, 2001.

MRV COMMUNICATIONS, INC.

By:	/s/ Noam Lotan

Noam Lotan, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Noam Lotan and Shlomo Margalit, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ Noam Lotan Noam Lotan	President, Chief Executive Officer (Principal Executive Officer), and a Director	October 8, 2001

/s/ Shlomo Margalit Shlomo Margalit	Chairman of the Board, Chief Technical Officer, Secretary, and a Director	October 8, 2001

/s/ Shay Gonen Shay Gonen	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	October 8, 2001

/s/ Igal Shidlovsky Igal Shidlovsky	Director	October 8, 2001

/s/ Guenter Jaensch Guenter Jaensch	Director	October 8, 2001

/s/ Daniel Tsui Daniel Tsui	Director	October 8, 2001

/s/ Baruch Fischer Baruch Fischer	Director	October 8, 2001